Exhibit 99.1

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P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono Vice President, Investor Relations 412-787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA — February 7, 2003 — Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and full year ended December 31, 2002.

For the fourth quarter of 2002, net income was $0.3 million versus $0.2 million for the fourth quarter of 2001. Excluding the cumulative effect of accounting change, net income for 2002 was $4.2 million. For 2002, the company reported a loss of $26.7 million, including an after-tax $30.9-million cumulative effect of accounting change for the impairment of certain goodwill related to an acquisition made in 1996. Net income for 2001 was $8.0 million.

Fully diluted earnings per share for the fourth quarter of 2002 were $0.01, the same as the fourth quarter of 2001. Fully diluted earnings per share for 2002 were $0.11 versus $0.20 for 2001, excluding the cumulative effect of accounting change. Fully diluted earnings per share for the year 2002, including the cumulative effect of accounting change, were ($0.68).

Sales for the fourth quarter were $62.6 million, as compared to $64.0 million for the fourth quarter of 2001. Sales for the year ended December 31, 2002 were $258.1 million versus $270.6 million in 2001. Currency translation had a $1.6-million positive impact on sales for the fourth quarter of 2002 versus the comparable period in 2001 due to the stronger Euro. For the year 2002, foreign currency added $3.2 million to the sales line.

	Quarterly Comparison		Annual Comparison
Segment Sales	4Q02	4Q01	2002	2001
Activated Carbon	$25,902	$27,402	$100,625	$109,317
Service	22,421	21,336	93,494	92,336
Engineered Solutions	9,371	11,193	40,081	48,227
Consumer Health	4,948	4,102	23,894	20,713

Total Sales (thousands)	$62,642	$64,033	$258,094	$270,593

Segment Operating Income*	4Q02	4Q01	2002	2001
Activated Carbon	$4,115	$3,602	$16,307	$17,918
Service	4,016	1,980	18,512	16,763
Engineered Solutions	(1,699)	179	(5,245)	1,996
Consumer	(872)	(534)	(1,274)	(680)

Total Income (loss) from operations (thousands)	$5,560	$5,227	$28,300	$35,997

*Before depreciation, amortization, and restructuring charges

Jim Cederna, Calgon Carbon’s chairman and chief executive officer said, “Results for both the fourth quarter and the year were adversely affected by increased pension expense, one-time administrative and development costs, partially offset by a lower tax rate. However, we made progress in several areas that may bode well for our long-term profit growth.”

•	A Dutch court ruled that SepTor equipment produced by two Dutch companies infringed upon a CCC patent. The court restricted the two companies from producing and selling their equipment, and opened the way for CCC to collect damages.

•	The company received another contract from a municipality in California for the removal and destruction of perchlorate from drinking water. Calgon Carbon has provided several systems for perchlorate removal to both the private and public sectors.

•	CCC received a Notice of Allowance from the U.S. Patent Office which validates and broadens the scope of the company’s UV patent for inactivation of cryptosporidium.

Commenting on 2002, Mr. Cederna said, “We have aggressively positioned Calgon Carbon for better business results, and significant change continued throughout the company in 2002.”

•	CCC started up a new plant in China and formed a new joint venture in Japan to position Calgon Carbon as a leading provider of activated carbon and services in the fast-growing Asian market. CCC received two major contracts to supply activated carbon for new water treatment plants in Asia.

•	The company grew its carbon reactivation and ion exchange Service businesses in a down economy.

•	For the first time in several years, CCC’s European operation met its sales target.

•	CCC reduced the cost of doing business through a new Six Sigma Process Excellence Initiative.

Mr. Cederna also noted that the company will not provide quarterly guidance in the future. He said that CCC will endeavor, through news releases and web casts, to provide investors with a perspective on the factors that will drive long-term profit growth at Calgon Carbon. He added that the principal determinant of growth for 2003 will be sales.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be issued to shareholders of record as of February 21, 2003, and will be payable on March 7, 2003.

Calgon Carbon Corporation (www.calgoncarbon.com), headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 13 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net Sales	$62,642	$64,033	$258,094	$270,593

Cost of Products Sold	42,673	45,895	177,966	183,505
Depreciation and Amortization	5,012	5,339	19,039	20,336
Selling, Administrative & Research	14,409	12,911	51,828	51,091
Restructuring charge	116	324	116	324

	62,210	64,469	248,949	255,256

Income (Loss) from Operations	432	(436)	9,145	15,337
Interest Income (Expense) – Net	(449)	(484)	(1,988)	(3,152)
Other Income (Expense) – Net	(587)	358	(1,734)	(564)

Income (Loss) Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change	(604)	(562)	5,423	11,621
Provision (Benefit) for Income Taxes	(855)	(792)	1,315	3,594

Income Before Minority Interest and Cumulative Effect of Accounting Change	251	230	4,108	8,027
Minority Interest	85	—	114	(53)

Income Before Cumulative Effect of Accounting Change	336	230	4,222	7,974
Cumulative Effect of Accounting Change	—	—	(30,926)	—

Net Income (Loss)	$336	$230	($26,704)	$7,974

Net Income per Common Share Before Cumulative Effect of Accounting Change
Basic	$.01	$.01	$.11	$.21
Diluted	$.01	$.01	$.11	$.20

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Cumulative Effect of Accounting Change per Common Share
Basic	—	—	$(.79)	—
Diluted	—	—	$(.79)	—
Adjusted Net Income per Common Share
Basic	$.01	$.01	$(.69)	$.21
Diluted	$.01	$.01	$(.68)	$.20
Weighted Average Shares Outstanding (Thousands)
Basic	38,963	38,831	38,939	38,811
Diluted	38,963	39,343	39,261	39,157

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	December 31, 2002,	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$4,093	$3,567
Receivables	45,490	44,233
Inventories	48,665	42,104
Other current assets	10,458	14,631

Total current assets	108,706	104,535
Property, plant and equipment, net	134,852	143,661
Other assets	41,159	83,518

Total assets	$284,717	$331,714

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$8,762
Long-term debt due within one year	—	1,275
Other current liabilities	38,950	37,705

Total current liabilities	38,950	47,742
Long-term debt	57,600	54,360
Other liabilities	35,593	45,803

Total liabilities	132,143	147,905
Minority Interest	56	—
Total shareholders’ equity	152,518	183,809

Total liabilities and shareholders’ equity	$284,717	$331,714